Exhibit 99.1

IMMEDIATE RELEASE

December 8, 2010

UNITED NATURAL FOODS, INC. ANNOUNCES

FIRST QUARTER FISCAL 2011 RESULTS

Q1 2011 NET SALES INCREASED BY 19.0% OVER Q1 2010 TO $1.053 BILLION

Highlights

•                  Diluted EPS of $0.39 for the first quarter of fiscal 2011, a 7.4% increase over diluted EPS for the first quarter of fiscal 2010

•                  Net income of $17.4 million for the first quarter of fiscal 2011, a 12.0% increase in net income from the comparable fiscal 2010 period

•                  Fiscal 2011 EPS guidance reaffirmed at $1.62 - $1.71 per diluted share

Providence, Rhode Island — December 8, 2010 — United Natural Foods, Inc. (Nasdaq: UNFI) today reported that net income for the first quarter of fiscal 2011 ended October 30, 2010 increased by $1.9 million, or 12.0%, to $17.4 million, or $0.39 per diluted share, from $15.5 million, or $0.36 per diluted share, for the first quarter of fiscal 2010.  Net sales for the first quarter of fiscal 2011 totaled $1.053 billion, an increase of 19.0%, or $168.2 million, over net sales recorded in the first quarter of fiscal 2010 of $884.8 million. Excluding the impact of sales related to the Company’s June 2010 Canadian acquisition and its October 2010 acquisition of certain inventory and distribution assets of Whole Foods Market, Inc. (“Whole Foods Market”), which generated combined net sales of approximately $59.4 million, first quarter fiscal 2011 net sales increased by 12.3%, or $108.8 million, to $993.6 million.  This is the first time the Company has achieved over $1 billion in net sales during a quarter.

“The operating results for our fiscal 2011 first quarter reflect the sales strength we continue to achieve across our distribution channels.  In addition, we closed on our previously announced transaction with Whole Foods Market in October and began to serve Whole Foods Market as their primary grocery distributor in both their Rocky Mountain and Southwest regions,” said Steven Spinner, President and Chief Executive Officer.

Gross margin was 18.3% for the first quarter of fiscal 2011, which represents a 33 basis point decline from the gross margin of 18.6% for the first quarter of fiscal 2010. The lower gross margin compared to the prior year was largely due to start-up costs as well as unanticipated expenses associated with inventory issues and incremental freight and service costs incurred as the Company experienced operating challenges during the initial period of operations of its new distribution facility in Lancaster, Texas.  The gross margin was also negatively affected by the continued shift in the mix of sales by channel.

Operating expenses as a percentage of net sales decreased to 15.4% for the first quarter of fiscal 2011, a decrease of approximately 0.1% compared to the fiscal 2010 first quarter ended October 31, 2009.  Operating expenses increased by $25.3 million, or 18.4%, to $162.7 million, compared to the first quarter of fiscal 2010, which had operating expenses of $137.4 million.  Operating income as a percentage of net sales decreased to 2.8% for the first quarter of fiscal 2011 from 3.1% for the first quarter of fiscal 2010.  The estimated non-

recurring costs related to the initial period of operations of our Lancaster, Texas facility, including both planned start-up expenses as well as additional unanticipated costs, aggregated approximately $3.8 million.

“During the quarter, we successfully on-boarded all of our previously announced new specialty and organic business.  In addition, UNFI Canada is progressing positively against our anticipated results, and sales trends across all channels continue to improve.  We also remain committed to the continued implementation of UNFI’s supply chain technology, which began during the quarter in Lancaster, Texas,” added Mr. Spinner.

Confirmation of Fiscal 2011 Guidance

Based on the Company’s performance through the first three months of fiscal 2011 and the current outlook for the remainder of the year, the Company is confirming its net sales guidance for fiscal year 2011, ending July 30, 2011, in the range of $4.35 billion to $4.45 billion, which represents a 15.8% to 18.4% increase in total net sales over fiscal 2010.

In addition, the Company is confirming its earnings per share guidance for fiscal 2011 in the range of $1.62 to $1.71 per diluted share.

The Company is also confirming its capital expenditure guidance for fiscal 2011 in the range of $42 million to $45 million.

Conference Call & Webcast

The Company’s first quarter 2011 conference call and audio webcast will be held at 10:00 a.m. EST on December 8, 2010.  The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.fulldisclosure.com or at the Investors section of the Company’s website at www.unfi.com.   The online archive of the webcast will be available on the Company’s website for 30 days.

About United Natural Foods

United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 60,000 products to more than 23,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the “Best Managed Companies in America,” ranked by Fortune in 2006 — 2010 as one of its “Most Admired Companies,” winner of the Supermarket News 2008 Sustainability Excellence Award, and recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(401) 528-8634	(212) 827-3772

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission on September 27, 2010 and other filings the Company makes with the SEC, and include, but are not limited to, the Company’s ability to successfully deploy its operational initiatives in the Canadian market; the Company’s dependence on principal customers; the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; the Company’s ability to timely and successfully deploy its new warehouse management system throughout its distribution facilities, including its Lancaster, Texas distribution facility; increased fuel costs; the Company’s sensitivity to inflationary pressures; the relatively low margins and economic sensitivity of the Company’s business; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and related product distributors; and management’s allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per share data)

	Three months ended
	October 30, 2010	October 31, 2009

Net sales	$1,052,967	$884,768
Cost of sales	860,635	720,167

Gross profit	192,332	164,601

Operating expenses	162,676	137,409

Total operating expenses	162,676	137,409

Operating income	29,656	27,192

Other expense (income):
Interest expense	1,386	1,381
Interest income	(208)	(69)
Other, net	(53)	(8)
Total other expense	1,125	1,304

Income before income taxes	28,531	25,888

Provision for income taxes	11,127	10,355

Net income	$17,404	$15,533

Basic per share data:
Net income	$0.39	$0.36

Weighted average basic shares of common stock	44,771	42,982

Diluted per share data:
Net income	$0.39	$0.36

Weighted average diluted shares of common stock	45,101	43,211

UNITED NATURAL FOODS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except per share data)

	October 30, 2010	July 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$10,706	$13,802
Accounts receivable, net	253,305	217,097
Notes receivable, trade, net	3,451	3,111
Inventories	536,671	439,702
Prepaid expenses and other current assets	18,398	21,793
Deferred income taxes	20,560	20,560
Total current assets	843,091	716,065

Property and equipment, net	280,926	279,255

Other assets:
Goodwill	188,810	186,925
Intangible assets, net	61,264	50,201
Notes receivable, trade, net	1,196	235
Other	18,375	18,118
Total assets	$1,393,662	$1,250,799

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$261,276	$192,331
Notes payable	146,145	242,570
Accrued expenses and other current liabilities	93,989	81,941
Current portion of long-term debt	5,036	5,033
Total current liabilities	506,446	521,875

Long-term debt, excluding current portion	47,173	48,433
Deferred income taxes	20,891	20,598
Other long-term liabilities	29,357	29,446
Total liabilities	603,867	620,352

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 48,202 issued and 48,175 outstanding shares at October 30, 2010; 43,558 issued and 43,531 outstanding shares at July 31, 2010	482	435
Additional paid-in capital	329,887	188,727
Treasury stock	(708)	(708)
Unallocated shares of Employee Stock Ownership Plan	(673)	(713)
Accumulated other comprehensive loss	(458)	(1,155)
Retained earnings	461,265	443,861
Total stockholders’ equity	789,795	630,447

Total liabilities and stockholders’ equity	$1,393,662	$1,250,799

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three months ended
	October 30, 2010	October 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,404	$15,533
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,355	6,650
Share-based compensation	2,657	2,120
Excess tax benefits from share-based payment arrangements	(301)	(3)
Provision for doubtful accounts	216	496
Gain on disposals of property and equipment	(20)	(13)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(36,802)	(19,066)
Inventories	(90,060)	(45,989)
Prepaid expenses and other assets	3,240	5,144
Notes receivable, trade	(1,131)	(301)
Accounts payable	50,598	36,962
Accrued expenses and other current liabilities	12,940	15,950
Net cash (used in) provided by operating activities	(32,904)	17,483

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,549)	(9,700)
Proceeds from disposals of property and equipment	20	21
Purchases of acquired businesses, net of cash acquired	(21,842)	—
Net cash used in investing activities	(29,371)	(9,679)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	138,305	—
Net repayments under note payable	(96,425)	(15,000)
Increase in bank overdraft	18,326	13,583
Payment of employee restricted stock tax withholdings	(1,966)	(558)
Proceeds from exercise of stock options	1,910	14
Repayments of long-term debt	(1,257)	(1,254)
Tax benefits from equity awards	301	3
Capitalized debt issuance costs	—	(7)
Net cash provided by (used in) financing activities	59,194	(3,219)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(15)	—
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,096)	4,585
Cash and cash equivalents at beginning of period	13,802	10,269
Cash and cash equivalents at end of period	$10,706	$14,854

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$1,259	$1,200
Federal and state income taxes, net of refunds	$2,516	$1,525